Exhibit 10.5

SIXTH AMENDMENT

AGREEMENT, made this 27th day of June, 2008, entered into between MACK-CALI CW REALTY ASSOCIATES L.L.C., a New York limited liability company, having its principal office c/o Mack-Cali Realty Corporation, 100 Clearbrook Road, Elmsford, New York (herein referred to as "Landlord"), and AFP IMAGING CORPORATION, a New York corporation, having an office at 250 Clearbrook Road, Elmsford, New York 10523 (herein referred to as "Tenant").

W I T N E S S E T H :

WHEREAS, Landlord’s predecessor in interest, Robert Martin Company, and Tenant entered into a written lease agreement dated June 11, 1985, as amended by First Amendment dated July 18, 1991, Second Amendment dated June 30, 1993, Third Amendment dated June 8, 1995, Fourth Amendment dated June 8, 1999 and Fifth Amendment dated March 4, 2004 (hereinafter collectively called the "Lease") wherein and whereby Landlord currently leases to Tenant and Tenant currently hires from Landlord approximately 47,735 square feet in the building known as 250 Clearbrook Road, Elmsford, New York, for a term which currently expires December 31, 2009, and

WHEREAS, the parties hereto desire to amend and extend the term of said Lease pursuant to the terms and provisions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, each to the other in hand paid, IT IS AGREED as follows:

1.           The Lease is hereby extended for a period of ten (10) years commencing on January 1, 2010 and expiring on December 31, 2019 (“Renewal Term”).

2.           During the Renewal Term, the Fixed Annual Rent shall be as follows:

Period	Yearly Rate	Monthly Installment	Annual Rate Per Rentable Sq. Ft.
January 1, 2010 – December 31, 2012	$548,952.50	$45,746.04	$11.50
January 1, 2013 – December 31, 2016	$596,687.50	$49,723.96	$12.50
January 1, 2017 – December 31, 2019	$644,422.50	$53,701.88	$13.50

3.           As of January 1, 2010, the definition of Base Tax set forth in the first sentence of Article 42A(b) of the Lease (as recited in Paragraph 3 of the Second Amendment to the Lease, as amended) is hereby deleted in its entirety and the following shall be substituted in place thereof:

“(b)           ‘Base Tax’ is the product of the tax rates set forth on tax bills rendered for each Tax for the 2008 calendar year for calendar year Taxes and the 2008/2009 fiscal Tax Year for fiscal year Taxes multiplied by the full assessed valuations of the Real Property for the 2008 calendar year for calendar year Taxes and the 2008/2009 fiscal Tax Year for fiscal year Taxes.”

4.           As of January 1, 2010, the Base Index set forth in Article 42B(i)(b) of the Lease (as recited in Paragraph 4 of the Second Amendment to the Lease, as amended) is hereby deleted in its entirety and the following shall be substituted in place thereof:

“(b)           ‘Base Index’ shall mean the Index for the calendar month January, 2008.”

5.           Landlord hereby leases the demised premises to Tenant and Tenant hereby hires from Landlord the demised premises in its as is condition during the Renewal Term, upon the terms and conditions set forth herein.  Landlord shall have no obligation to perform any work in or about the demised premises, except that Landlord shall, at its sole cost and expense, perform the following work: (i) furnish and install a fire alarm panel; (ii) replace six (6) of the ten (10) existing space heaters in the warehouse area (and shall guaranty the remaining four (4) existing space heaters, as hereinafter provided); (iii) furnish and install exit and emergency lights; (iv) replace exterior staircase with new prefab concrete staircase in the loading dock area; (v) re-caulk and insulate the area below windows; (vi) paint rusted soffitt on the exterior of the building; (vii) update lobby entrance (to include new step coverings, a stone floor, refinishing banisters, painting & installing a sliding glass window); (viii) balance HVAC in office area (collectively, Landlord’s Work”). Landlord’s Work shall be performed at a mutually convenient time following the execution and delivery of this Sixth Amendment. Tenant shall permit Landlord access to the demised premises at any time during normal business hours to perform Landlord’s Work without same constituting an eviction or entitling Tenant to any abatement of rent or otherwise.  Tenant shall cooperate with Landlord during the performance of Landlord’s Work by removing all wall hangings and relocating all furniture, fixtures and personnel as may be necessary. Landlord shall use commercially reasonable efforts to minimize interference with the conduct of business by Tenant.

6.           Notwithstanding anything herein to the contrary, in addition to Landlord’s Work described in Paragraph 5 above, Landlord shall also perform work in the demised premises as shown on the floor plan attached hereto as Exhibit A-1 (the “Tenant Improvement Work”). The parties agree that the cost of performing the Tenant Improvement Work pursuant to Exhibit A-1 is TWO HUNDRED EIGHTY-TWO THOUSAND EIGHT HUNDRED THIRTY-FIVE AND 00/100 DOLLARS ($282,835.00), as set forth on the construction budget attached hereto as Exhibit B-1, subject to adjustment if Tenant requests changes in the work.  Notwithstanding anything contained herein to the contrary, Landlord shall contribute a gross amount not to exceed SEVENTY FIVE THOUSAND AND 00/100 DOLLARS ($75,000.00), which amount includes 5% for Landlord’s contingency and 5% for Landlord’s overhead, for the Tenant Improvement Work to be performed by Landlord. If as a result of changes in the Tenant Improvement Work requested by Tenant, the cost thereof is less than $75,000.00, Landlord shall be responsible for the first $75,000.00 of the cost of the Tenant Improvement Work and any unused portion of Landlord’s contribution shall remain available to be used by Tenant for other construction work to be performed in the demised premises during the term of the Lease. Tenant shall contribute the sum of TWO HUNDRED SEVEN THOUSAND EIGHT HUNDRED THIRTY-FIVE AND 00/100 DOLLARS ($207,835.00) (subject to adjustment if Tenant requests changes in the work) toward the cost of the Tenant Improvement Work, which shall be paid by Tenant to Landlord as follows: fifty percent (50%) simultaneously with the execution and delivery of this Sixth Amendment by Tenant and the balance upon commencement of the Tenant Improvement Work. Part of the Tenant Improvement Work consists of replacing all existing lighting fixtures in the demised premises. Any rebates resulting from said replacement shall be for the benefit of Tenant. The Tenant Improvement Work shall be performed at a mutually convenient time following the execution and delivery of this Sixth Amendment. Tenant shall permit Landlord access to the demised premises at any time during normal business hours to perform the Tenant Improvement Work without same constituting an eviction or entitling Tenant to any abatement of rent or otherwise.  Tenant shall cooperate with Landlord during the performance of Landlord’s Work by removing all wall hangings and relocating all furniture, fixtures and personnel as may be necessary. Landlord shall use commercially reasonable efforts to minimize interference with the conduct of business by Tenant.

7.           Provided that Tenant continues its existing maintenance contract with Landlord in full force and effect, from and after the date hereof, and during the Renewal Term, Landlord shall guarantee the two (2) rooftop air-conditioning units servicing the demised premises (unit model GCSII-953-250A-2Q and unit model GCS3-953-125A-104) to be in good working order, including replacement (if necessary in Landlord’s sole discretion).  Such guarantee shall not extend to cover any negligence by Tenant.  All other rooftop air-conditioning units are deemed to be in good working order and shall be Tenant's responsibility per the terms of the Lease.  In addition, Landlord shall guarantee the four (4) remaining existing heating space heaters in the warehouse area to be in good working order during the Renewal Term.

8.           Article 57 (Right of First Refusal – Expansion) of the Lease is hereby deleted in its entirety and the following is substituted in its place:

(a)           i.           Subject to the provisions of this Article, Tenant shall have the option to lease from Landlord contiguous space in the building,  as shown on the attached floor plan annexed hereto and made a part hereof as Exhibit A-2, ("Additional Space") at the expiration of the existing space lease (or if presently un-leased, the initial space lease(s))  for such Additional Space, subject to Landlord’s right to renew such leases or to enter into direct leases with existing subtenants and subject to the rights of any existing tenants with respect to the Additional Space.  If the Term of this Lease shall be in full force and effect on the expiration or termination date of the existing space leases or initial space lease, as the case may be, for the Additional Space, subject to Landlord’s right to renew such leases or enter into direct leases with existing subtenants and subject to the rights of any existing tenants with respect to the Additional Space, and the date upon which Tenant shall exercise the option hereinafter referred to, Tenant shall have the option to lease all, but not less than all of the Additional Space on an as-is basis, provided Tenant gives Landlord written notice of such election within ten (10) days after Tenant shall receive Landlord's notice that such Additional Space is available for leasing to Tenant.  If Tenant fails or refuses to exercise this option within the time period set forth above (TIME BEING OF THE ESSENCE), then and in such event Tenant shall have no further rights under this Section with respect to such Additional Space.  If Tenant shall elect to lease said Additional Space: (v) said Additional Space shall be deemed incorporated within and part of the demised premises on the date that Landlord shall notify Tenant that such Additional Space is ready for occupancy by Tenant and shall expire on the Expiration Date of this Lease, (x) the Fixed Annual Rent payable under this Lease shall be increased by an amount such that during the balance of the term of this Lease the Fixed Annual Rent for said Additional Space shall be the then fair market rent for the Additional Space, as determined in the manner set forth in clause (ii) below, (y) Tenant’s Percentage Share shall be proportionately increased, and (z) all other terms and provisions set forth in this Lease shall apply, except that Landlord not be required to perform any work with respect to said Additional Space or provide any tenant improvement allowance.

The parties shall promptly execute an amendment of this Lease confirming Tenant's election to lease said Additional Space and the incorporation of said Additional Space into the demised premises.

ii.           Landlord and Tenant shall use their best efforts, within thirty (30) days after Landlord receives Tenant's notice of its election to lease said Additional Space, ("Negotiation Period") to agree upon the Fixed Annual Rent to be paid by Tenant for said Additional Space.  If Landlord and Tenant shall agree upon the Fixed Annual Rent, the parties shall promptly execute an amendment to this Lease stating the Fixed Annual Rent for the Additional Space.

If the parties are unable to agree on the Fixed Annual Rent for said Additional Space during the Negotiation Period, then within fifteen (15) days notice from the other party, given after expiration of the Negotiation Period, each party, at its cost and upon notice to the other party, shall appoint a person to act as an appraiser hereunder, to determine the fair market rent for the Additional Space.  Each such person shall be a real estate broker or appraiser with at least ten (10) years' active commercial real estate appraisal or brokerage experience (involving the leasing of similar space as agent for both landlords and tenants) in Westchester County.  If a party does not appoint a person to act as an appraiser within said fifteen (15) day period, the person appointed by the other party shall be the sole appraiser and shall determine the aforesaid fair market rent.  Each notice containing the name of a person to act as appraiser shall contain the person's address.  Before proceeding to establish the fair market rent, the appraisers shall subscribe and swear to an oath fairly and impartially to determine such rent.

If the two appraisers are appointed by the parties as stated in the immediately preceding paragraph, they shall meet promptly and attempt to determine the fair market rent.  If they are unable to agree within forty-five (45) days after the appointment of the second appraiser, they shall attempt to select a third person meeting the qualifications stated in the immediately preceding paragraph within fifteen (15) days after the last day the two appraisers are given to determine the fair market rent.  If they are unable to agree on the third person to act as appraiser within said fifteen (15) day period, the third person shall be appointed by the American Arbitration Association, upon the application of Landlord or Tenant to the office of the Association nearest the Building.  The person appointed to act as appraiser by the Association shall be required to meet the qualifications stated in the immediately preceding paragraph.  Each of the parties shall bear fifty percent (50%) of the cost of appointing the third person and of paying the third person's fees.  The third person, however selected, shall be required to take an oath similar to that described above.

The three appraisers shall meet and determine the fair market rent.  A decision in which two of the three appraisers concur shall be binding and conclusive upon the parties.  In deciding the dispute, the appraisers shall act in accordance with the rules then in force of the American Arbitration Association, subject however, to such limitations as may be placed on them by the provisions of this Lease.

After the Fixed Annual Rent for the Additional Space has been determined by the appraiser or appraisers and the appraiser or appraisers shall have notified the parties, at the request of either party, both parties shall execute and deliver to each other an amendment of this Lease stating the Fixed Annual Rent for the Additional Space.

If the Fixed Annual Rent for said Additional Space has not been agreed to or established prior to the incorporation of said Additional Space in the demised premises, then Tenant shall pay to Landlord an annual rent ("Temporary Rent") which Temporary Rent on a per square foot basis shall be equal to the Fixed Annual Rent, on a per square foot basis, then being paid by Tenant for the demised premises.

Thereafter, if the parties shall agree upon a Fixed Annual Rent, or the Fixed Annual Rent shall be established upon the determination of the fair market rent by the appraiser or appraisers, at a rate at variance with the Temporary Rent (i) if such Fixed Annual Rent is greater than the Temporary Rent, Tenant shall promptly pay to Landlord the difference between the Fixed Annual Rent determined by agreement or the appraisal process and the Temporary Rent, or (ii) if such Fixed Annual Rent is less than the Temporary Rent, Landlord shall credit to Tenant's subsequent monthly installments of Fixed Annual Rent the difference between the Temporary Rent and the Fixed Annual Rent determined by agreement or the appraisal process.

In determining the fair market rent for said Additional Space, the appraiser or appraisers shall be required to take into account the rentals at which leases are then being concluded for comparable space in the Building and in comparable buildings in the County of Westchester, New York.  In no event shall the Fixed Annual Rent for the Additional Space, on a per square foot basis, be less than the Fixed Annual Rent for the demised premises, on a per square foot basis.

(b)           The option granted to Tenant under this Article may be exercised only by Tenant, its permitted successors and assigns, and not by any subtenant or any successor to the interest of Tenant by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Tenant or substantially all of Tenant's property.  Tenant shall have no right to exercise any of such options subsequent to the date Landlord shall have the right to give the notice of termination referred to in Article 17.  Notwithstanding the foregoing, Tenant shall have no right to exercise the option granted to Tenant hereunder if, at the time it gives notice of such election (i) Tenant shall not be in occupancy of substantially all of the demised premises or (ii) the demised premises or any part thereof shall be the subject of a sublease.  If Tenant shall have elected to exercise its option hereunder, such election shall, at Landlord’s option in its sole discretion, be deemed withdrawn if, at any time after the giving of notice of such election and prior to the occupancy of the Additional Space, Tenant shall sublease all or any part of the demised premises.”

9.           A new Article 58 (Option to Renew) is added to the Lease as follows:

OPTION TO RENEW:

(a)           If the term of this Lease shall then be in full force and effect and Tenant has complied fully with its obligations hereunder, Tenant shall have the option to extend the term of this Lease for a period of five (5) years (the "Renewal Term") commencing on the day immediately following the Expiration Date, provided however that Tenant shall give Landlord notice of its election to extend the term no earlier than eighteen (18) months prior to the Expiration Date nor later than twelve (12) months prior to the Expiration Date of the term.  TIME BEING OF THE ESSENCE in connection with the exercise of Tenant's option pursuant to this Article.

(b)           Such extension of the term of this Lease shall be upon the same covenants and conditions, as herein set forth except for the Fixed Annual Rent (which shall be determined in the manner set forth below), and except that Tenant shall have no further right to extend the term of this Lease after the exercise of the single option described in paragraph (a) of this Section.  If Tenant shall duly give notice of its election to extend the term of this Lease, the Renewal Term shall be added to and become a part of the Term of this Lease (but shall not be considered a part of the initial Term), and any reference in this Lease to the "Term of this Lease", the "Term hereof", or any similar expression shall be deemed to include such Renewal Term, and, in addition, the term "Expiration Date" shall thereafter mean the last day of such Renewal Term.  Landlord shall have no obligation to perform any alteration or preparatory or other work in and to the demised premises or provide a tenant improvement allowance and Tenant shall continue possession thereof in its "as is" condition.

(c)           If Tenant exercises its option for the Renewal Term, the Fixed Annual Rent during the Renewal Term shall be the fair market rent for the demised premises, as hereinafter defined.

(d)           Landlord and Tenant shall use their best efforts, within thirty (30) days after Landlord receives Tenant's notice of its election to extend the Term of this Lease for the Renewal Term ("Negotiation Period"), to agree upon the Fixed Annual Rent to be paid by Tenant during the Renewal Term.  If Landlord and Tenant shall agree upon the Fixed Annual Rent for the Renewal Term, the parties shall promptly execute an amendment to this Lease stating the Fixed Annual Rent for the Renewal Term.

(e)           If the parties are unable to agree on the Fixed Annual Rent for the Renewal Term during the Negotiation Period, then within fifteen (15) days after notice from the other party, given after expiration of the Negotiation Period, each party, at its cost and upon notice to the other party, shall appoint a person to act as an appraiser hereunder, to determine the fair market rent for the demised premises for the Renewal Term.  Each such person shall be a real estate broker or appraiser with at least ten years' active commercial real estate appraisal or brokerage experience (involving the leasing of office space as agent for both landlords and tenants) in the County of Westchester.  If a party does not appoint a person to act as an appraiser within said fifteen (15) day period, the person appointed by the other party shall be the sole appraiser and shall determine the aforesaid fair market rent.  Each notice containing the name of a person to act as appraiser shall contain also the person's address.  Before proceeding to establish the fair market rent, the appraisers shall subscribe and swear to an oath fairly and impartially to determine such rent.

If the two appraisers are appointed by the parties as stated in the immediately preceding paragraph, they shall meet promptly and attempt to determine the fair market rent.  If they are unable to agree within forty-five (45) days after the appointment of the second appraiser, they shall attempt to select a third person meeting the qualifications stated in the immediately preceding paragraph within fifteen (15) days after the last day the two appraisers are given to determine the fair market rent.  If they are unable to agree on the third person to act as appraiser within said fifteen (15) day period, the third person shall be appointed by the American Arbitration Association (the “Association”), upon the application of Landlord or Tenant to the office of the Association nearest the Building.  The person appointed to act as appraiser by the Association shall be required to meet the qualifications stated in the immediately preceding paragraph.  Each of the parties shall bear fifty percent (50%) of the cost of appointing the third person and of paying the third person's fees.  The third person, however selected, shall be required to take an oath similar to that described above.

The three appraisers shall meet and determine the fair market rent.  A decision in which two of the three appraisers concur shall be binding and conclusive upon the parties.  In deciding the dispute, the appraisers shall act in accordance with the rules then in force of the Association, subject however, to such limitations as may be placed on them by the provisions of this Lease.

Notwithstanding the foregoing, in no event shall the Fixed Annual Rent during the Renewal Term be less than the Fixed Annual Rent during the last year of the Term of this Lease immediately preceding the Renewal Term.

(f)           After the fair market rent for the Renewal Term has been determined by the appraiser or appraisers and the appraiser or appraisers shall have notified the parties, at the request of either party, both parties shall execute and deliver to each other an amendment of this Lease stating the Fixed Annual Rent for the Renewal Term.

(g)           If the Fixed Annual Rent for the Renewal Term has not been agreed to or established prior to the commencement of the Renewal Term, then Tenant shall pay to Landlord an annual rent ("Temporary Rent") which Temporary Rent shall be equal to two hundred percent (200%) of the Fixed Annual Rent payable by Tenant for the last year of the Term immediately preceding the Renewal Term.  Thereafter, if the parties shall agree upon a Fixed Annual Rent, or the Fixed Annual Rent shall be established upon the determination of the fair market rent by the appraiser or appraisers, at a rate at variance with the Temporary Rent (i) if such Fixed Annual Rent is greater than the Temporary Rent, Tenant shall promptly pay to Landlord the difference between the Fixed Annual Rent determined by agreement or the appraisal process and the Temporary Rent, or (ii) if such Fixed Annual Rent is less than the Temporary Rent, Landlord shall credit to Tenant's subsequent monthly installments of Fixed Annual Rent the difference between the Temporary Rent and the Fixed Annual Rent determined by agreement or the appraisal process.

(h)           In describing the fair market rent during the Renewal Term, the appraiser or appraisers shall be required to take into account the rentals at which leases are then being concluded (as of the last day of the Term) (for five (5) year leases without renewal options with the Landlord and Tenant each acting prudently, with knowledge and for self-interest, and assuming that neither is under undue duress) for comparable space in the Building and in comparable office buildings in the County of Westchester.

(i)           The option granted to Tenant under this Article may be exercised only by Tenant, its affiliates, permitted successors and assigns, and not by any subtenant or any successor to the interest of Tenant by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Tenant or substantially all of Tenant's property.  Tenant shall have no right to exercise this option subsequent to the date Landlord shall have the right to give the notice of termination referred to in Article 17 of the Lease unless Tenant cures the default within the applicable grace period.  Notwithstanding the foregoing, Tenant shall have no right to extend the term if, at the time it gives notice of its election (i) Tenant shall not be in occupancy of substantially all of the demised premises or (ii) the demised premises (or any part thereof) shall be the subject of a sublease.  If Tenant shall have elected to extend the term, such election shall be (at Landlord’s sole option) deemed withdrawn if, at any time after the giving of notice of such election and prior to the commencement of the Renewal Term, Tenant shall sublease (all or any portion of) the demised premises or assign Tenant’s interest in this Lease.”

10.           Tenant agrees not to disclose the terms, covenants, conditions or other facts with respect to this Sixth Amendment, including, but not limited to, the Fixed Annual Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity except pursuant to a valid business purpose or as required by law.  This non-disclosure and confidentiality agreement shall be binding upon Tenant without limitation as to time, and a breach of this paragraph shall constitute a material breach under the Lease.

11.           The Tenant represents that it has dealt with no broker in connection with this Sixth Amendment other than Austin Corporate Properties, Inc. and agrees to indemnify, defend and hold Landlord harmless from any and all claims of any other broker arising out of or in connection with negotiations of, or entering into of, this Sixth Amendment.

12.           Tenant hereby represents to Landlord that (i) there exists no default under the Lease either by Tenant or Landlord; (ii) Tenant is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; and (iii) there exists no offset, defense or counterclaim to Tenant’s obligation under the Lease.

13.           Except as otherwise set forth herein, all the other terms and provisions contained in the Lease shall remain in full force and effect.

14.           It is understood and agreed that this Sixth Amendment is submitted to the Tenant for signature with the understanding that it shall not bind the Landlord unless and until it has been executed by the Landlord and delivered to the Tenant or Tenant's attorney.

15.           The Lease, as hereby amended, shall be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

MACK-CALI CW REALTY ASSOCIATES L.L.C.
By:	Mack-Cali Realty, L.P., member
By:	Mack-Cali Realty Corporation, general partner

By:	/s/ Michael A. Grossman
Michael A. Grossman
Executive Vice President

AFP IMAGING CORPORATION

By:	/s/ Elise Nissen
	Name:	Elise Nissen
	Title:	Chief Financial Officer EVP Finance